Exhibit 1


                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (this "Agreement") is entered into as of March 29, 2007 to be effective as of the Closing Date between Truck Underwriters Association ("TUA"), a California corporation, Fire Underwriters Association, a California corporation ("FUA" and, with TUA, each a "Seller" and, collectively, "Sellers"), Farmers Group, Inc. ("FGI"), a Nevada corporation, and Farmers Insurance Exchange ("Farmers Exchange"), a California inter-insurance exchange, Fire Insurance Exchange ("Fire Exchange"), a California inter-insurance exchange, and Truck Insurance Exchange ("Truck Exchange"), a California inter-insurance exchange, and Mid-Century Insurance Company, a California insurance company ("Mid-Century" and, with Farmers Exchange, Fire Exchange and Truck Exchange, each, a "Buyer" and, collectively, "Buyers").

                                    RECITALS

     WHEREAS, FGI, the direct parent of each Seller, has entered into that certain Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 1, 2007, by and among Bristol West Holdings, Inc., a Delaware corporation (the "Company"), FGI and BWH Acquisition Company, a Delaware corporation and a wholly-owned subsidiary of Sellers ("Merger Sub"), pursuant to which Merger Sub will be merged with and into the Company, with the Company as the surviving corporation (the "Merger");

     WHEREAS, prior to the consummation of the Merger, FGI will have contributed fifty percent (50%) of the issued and outstanding stock of Merger Sub to TUA and fifty percent (50%) of the issued and outstanding stock of Merger Sub to FUA;

     WHEREAS, following the consummation of the Merger and prior to the Closing (as defined herein), TUA and FUA will each contribute $25 million to the Company and will each loan $25 million to the Company and the Company will distribute the assets and assign the employees as set forth on Schedule A hereto to FGI (the "Interim Transactions"); and

     WHEREAS, following the consummation of the Interim Transactions, Sellers desire to sell to Buyers, and each of Buyers desires to buy from Sellers, on the terms and conditions herein set forth, all of the issued and outstanding stock of the Company and to assume from Sellers certain liabilities of the Company.

                                   AGREEMENTS

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, and covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. PURCHASE AND SALE; CONSIDERATION; CLOSING

          (a) Purchase and Sale.


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          Upon the terms and subject to the conditions set forth in this
Agreement (including, without limitation, payment of the Purchase Price as defined herein), at the Closing, each of Buyers agrees to purchase from each of Sellers, and each of Sellers hereby agrees to sell, transfer and assign to each of Buyers, free of any and all Encumbrances (as defined below), all of the issued and outstanding stock of the Company (the "Transferred Shares") in the proportions set forth on Schedule 1(a) hereto.

          (b) Consideration.

          The total consideration payable by Buyers to Sellers shall be $370,000,000 (the "Purchase Price") with the consideration payable by each Buyer for the Transferred Shares to be purchased by such Buyer from each Seller as set forth on Schedule 1(b) hereto. The Purchase Price shall be payable at the Closing by wire transfer of immediately available funds pursuant to wire instructions provided by Sellers not later than two (2) days prior to the Closing Date.

          (c) Repayment of Certain Debt Obligations.

          Additionally, each Buyer agrees to cause the Company to repay the obligations set forth on Schedule 1(c) hereto with respect to such Buyer (the "Debt Obligations") at the Closing by wire transfer of immediately available funds pursuant to wire instructions provided by Sellers not later than two (2) days prior to the Closing Date.

          (d) The Closing.

          The closing (the "Closing") will take place at the offices of Willkie Farr & Gallagher, LLP, commencing at 10:00 a.m. (local time) on the date not more than two (2) business days after each of the conditions set forth in
Section 5 hereof have been satisfied or waived by the party entitled to the benefit thereof (the "Closing Date") or at such other time as the parties may mutually agree, it being agreed that the parties will use their reasonable best efforts to hold the Closing on the date that the Merger is consummated but following the consummation of the Interim Transactions. If the Merger is consummated prior to the date on which the conditions set forth in Section 5 hereof have been satisfied or waived, then each Buyer shall pay to the Sellers on the Closing Date interest on the cash portion of the Purchase Price for which such Buyer is liable in accordance with Schedule 1(b) hereto at a rate of 5% per annum accruing from the date the Merger is consummated through the Closing Date.

          (e) Closing Obligations.

          In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

               (i) Sellers will deliver to Buyers:

               (A) one or more stock certificates representing the Transferred Shares, together with stock transfer powers duly executed in blank, and one or more stock certificates representing all the issued and outstanding shares of the Subsidiaries (as defined herein); and


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               (B) such other instruments of transfer and conveyance as may reasonably be requested by Buyers to effectuate the sale, assignment and transfer of the Transferred Shares, each in form and substance satisfactory to Buyers and their legal counsel and executed by Sellers.

               (ii) Buyers will deliver to Sellers:

               (A) the Purchase Price in immediately available funds; and

               (B) such other instruments as may reasonably be requested by Sellers to effectuate the sale of the Transferred Shares, each in form and substance satisfactory to Sellers and their legal counsel and executed by Buyers.

     2. SELLERS' REPRESENTATIONS AND WARRANTIES

          Except as disclosed in the disclosure schedule provided by Sellers to Buyers on the Closing Date and attached hereto as Schedule 2 (the "Sellers' Disclosure Schedule"), FGI and each Seller hereby represents and warrants as follows:

          (a) Organization and Good Standing of Sellers.

          Each Seller is a California corporation, duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

          (b) Enforceability; Authority; No Conflict; Third Party Approvals with Respect to Sellers.

               (i) This Agreement constitutes the legal, valid, and binding obligation of FGI and each Seller, enforceable against such persons in accordance with its terms except as such enforceability may be limited by
     (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity). Upon the execution and delivery by a Seller of the agreements contemplated hereby to be executed by such Seller (collectively, the "Sellers' Documents"), each of the Sellers' Documents will constitute the legal, valid, and binding obligation of such Sellers, enforceable against such Sellers in accordance with its terms except, in each case, as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity). The execution and delivery by FGI and Sellers of this Agreement, the Sellers' Documents and the consummation of the transactions contemplated by the Merger Agreement and this Agreement has been duly authorized by all necessary action of FGI and the Sellers.


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               (ii) Neither the execution and delivery of this Agreement or the
     Sellers' Documents nor the consummation or performance of any of the transactions contemplated by the Merger Agreement or this Agreement will, directly or indirectly (with or without notice or lapse of time): (a) breach (i) any provision of any of the articles of incorporation or bylaws of FGI or any Seller or (ii) any resolution adopted by the board of directors of FGI or any Seller; (b) breach in any material respect any statute, law, ordinance, executive order, rule, or regulation (including a regulation that has been formally promulgated in a rule making proceeding but, pending final adoption, is in proposed or temporary form having force of law); guideline or notice having force of law; or approval, permit, license, franchise, judgment, order, decree, injunction, or writ of any federal, state, foreign, tribal, local, or municipal governmental body; and any governmental, regulatory, or administrative agency, commission, body, agency, instrumentality, or other authority exercising or entitled to exercise any executive, judicial, legislative, administrative, regulatory, or taxing authority or power, including any court or other tribunal (each, a "Governmental Authority") applicable to a specified individual, corporation, partnership, limited liability company, other business organization of any kind, association, trust, or governmental entity, agency, or instrumentality (each, a "Person") or specified property, as in effect from time to time ("Applicable Law") applicable to FGI or any Seller or give any Governmental Authority or other Person the right to challenge FGI or any Seller's participation in any of the transactions contemplated by the Merger Agreement or this Agreement or to exercise any remedy or obtain any relief under any Applicable Law as a result of FGI's or such Seller's participation therein; or (c) result in the imposition or creation of any lien, security interest, mortgage, pledge, hypothecation, assignment, easement, right-of-way, servitude, equitable interest, charge, restrictive covenant, or other restriction, encumbrance or matter affecting title to the involved property (each, an "Encumbrance") upon or with respect to any of the Transferred Shares.

          (c) Sellers' Title.

          Upon consummation of the Merger, the Sellers will have, and upon consummation of the transactions contemplated in this Agreement, the applicable Buyers will have, good and marketable title to the Transferred Shares, free and clear of any Encumbrances other than any Encumbrances created solely by such Buyers.

          (d) Capital Structure.

          The authorized capital stock of the Company consists of 200,000,000 shares of common stock, $0.01 par value, of which 29,479,864 shares were issued and outstanding as of the close of business on March 1, 2007, and 15,000,000 shares of preferred stock, none of which were outstanding as of March 1, 2007. Following the consummation of the Merger, the certificate of incorporation of the Company will be amended so that the authorized capital stock of the Company will consist of 1,000 shares of common stock, $0.01 par value. All of the outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and non-assessable. Except as set forth in
Section 2(d) of the Sellers' Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants,


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conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

          (e) Subsidiaries.

          Section 2(e) of the Sellers' Disclosure Schedule sets forth a complete and correct list of all of the Company's subsidiaries ("Subsidiaries"). Except as set forth in Schedule 2(e) of the Sellers' Disclosure Schedule, each of the outstanding shares of capital stock or other equity securities of each of the Company's Subsidiaries is duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company or by a direct or indirect wholly owned subsidiary of the Company, free and clear of Encumbrances, other than Encumbrances that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, as such term is defined in the Merger Agreement.

          (f) Merger Agreement Representations.

          To the knowledge of FGI and Sellers, no representation or warranty made to FGI by the Company in the Merger Agreement is false or incorrect, such that the condition set forth in Section 7.2(a) of the Merger Agreement could not be satisfied.

     3. BUYERS' REPRESENTATIONS AND WARRANTIES

          Except as disclosed in the disclosure schedule provided by Buyers to Sellers on the Closing Date and attached hereto as Schedule 3, each Buyer hereby represents and warrants as follows:

          (a) Organization and Good Standing of Buyers.

          Each of Farmers Exchange, Fire Exchange and Truck Exchange is a reciprocal insurance exchange, duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Mid-Century is an insurance company, duly organized, validly existing, and in good standing under the laws of the State of California, with full power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use.

          (b) Enforceability; Authority; No Conflict; Third Party Approvals with Respect to Buyers.

               (i) This Agreement constitutes the legal, valid, and binding obligation of each Buyer, enforceable against such Buyer in accordance with its terms except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance,


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     reorganization, moratorium or other similar laws affecting creditors'
     rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity). Upon the execution and delivery by any Buyer of the agreements contemplated hereby to be executed by such Buyer (collectively, the "Buyers' Documents"), each of the Buyers' Documents will constitute the legal, valid, and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms except, in each case, as such enforceability may be limited by
     (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights, or (ii) general principles of equity relating to the availability of equitable remedies (regardless of whether such agreement or instrument is sought to be enforced in a proceeding at law or in equity). The execution and delivery by Buyers of this Agreement, the Buyers' Documents and the consummation of the transactions contemplated by this Agreement has been, duly authorized by all necessary action by such Buyer's governing bodies.

               (ii) Neither the execution and delivery of this Agreement or the Buyers' Documents by a Buyer nor the consummation or performance of any of the transactions contemplated by this Agreement by such Buyer will, directly or indirectly (with or without notice or lapse of time): (a) breach (i) any provision of any of the governing documents of such Buyer or
     (ii) any resolution adopted by the governing bodies of such Buyer; (b) breach in any material respect any Applicable Law applicable to such Buyer or give any Governmental Authority or other Person the right to challenge such Buyer's participation in any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Applicable Law as a result of such Buyer's participation therein; or (c) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of the Company except as contemplated by this Agreement.

          (c) Availability of Funds.

          Buyers have sufficient funds available to pay the Purchase Price.

     4. COVENANTS

          (a) Cooperation.

          As soon as reasonably practicable following the date of this Agreement, Buyers and Sellers shall cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective reasonable best efforts to prepare and file with relevant insurance regulators requests for approval of the transactions contemplated by the Merger Agreement and by this Agreement and shall use all reasonable efforts to have such insurance regulators approve the transactions contemplated by the Merger Agreement and by this Agreement. Each party shall give to the other parties prompt written notice if it receives any material notice or other communication from any insurance regulator in connection with the transactions contemplated by the Merger Agreement or by this Agreement, and, in the case of any such written notice or


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communication, shall promptly furnish the other parties with a copy thereof.
Each party shall each file or jointly file, if applicable, or cause to be filed, promptly (but in any event within ten business days) after the date of this Agreement, any notifications, approval applications or the like required to be filed under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act") and, if requested by Sellers or Buyers, will use its reasonable best efforts to obtain an early termination of the applicable waiting period. Buyers shall pay all filing and similar fees and related expenses payable in connection with the filings under the HSR Act.

          (b) Allocation of Expenses.

          At the Closing, each Buyer shall reimburse Sellers or FGI for its Allocable Portion, as defined below, of 52% of the actual and reasonably documented out of pocket costs and expenses (including, without limitation, all fees and expenses of third party agents, representatives, consultants, actuaries and accountants (collectively, "Third Party Consultants") retained by FGI or Sellers; provided, however, that all fees and expenses of counsel and of investment bankers shall be borne solely by the party engaging such counsel or investment banker and shall not be subject to reimbursement hereby (except for such fees of counsel related to any notifications, approval applications or the like required to be filed under the HSR Act on behalf of Sellers related to the transactions contemplated by this Agreement, which shall be borne by Buyers)) incurred by FGI in connection with the transactions contemplated by the Merger Agreement and the Voting Agreement, dated March 1, 2007, by and among FGI, BWH Acquisition, the Company and the several stockholders of the Company party thereto (the "Voting Agreement"). The Buyers' "Allocable Portion" shall be as follows: Farmers Exchange - 37.5%, Truck Exchange - 8.75%, Fire Exchange - 3.75%, and Mid-Century - 50%. In the event that FGI and/or Sellers receive payments pursuant to Section 8.6 of the Merger Agreement upon the termination of the Merger Agreement, FGI and/or Sellers shall promptly pay each Buyer (i) its Allocable Portion of all actual and reasonably documented out of pocket fees and expenses of Third Party Consultants retained by Buyers in connection with their acquisition of the Transferred Shares and (ii) its Allocable Portion of 52% of the aggregate amounts of the remaining balance of such payments after deducting
(x) all actual and reasonably documented out of pocket fees and expenses of counsel and of investment bankers engaged by FGI or Sellers in connection with the transactions contemplated by the Merger Agreement and the Voting Agreement whose fees and expenses were borne solely by FGI and/or Sellers in accordance with this Section 4(b) and (y) all actual and reasonably documented out of pocket fees and expenses of counsel and of investment bankers engaged by Buyers in connection with their acquisition of the Transferred Shares whose fees and expenses were borne solely by Buyers in accordance with this Section 4(b).

          (c) Actions with Respect to Merger Agreement.

          Buyers hereby acknowledge that FGI has the right, in its sole discretion, to take all actions with respect to the Merger Agreement and the Voting Agreement, including, without limitation, granting waivers, enforcing the terms of such agreements, approving amendments or determining not to take such actions. For the avoidance of doubt, Buyers have no liabilities or obligations under and are not deemed to be third party beneficiaries of the Merger Agreement and the Voting Agreement.


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          (d) Attorney-in-Fact Relationship.

          The existing attorney-in-fact relationship between FGI and Buyers will remain unchanged and will include the insurance operations of the Company's subsidiaries.

     5. CONDITIONS

          (a) Conditions to Each Party's Obligations. The respective obligation of each party to consummate the transactions contemplated by this Agreement is subject to the satisfaction or wavier at or prior to the Closing Date of each of the following conditions:

               (i) No Injunction. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any Governmental Authority or other law, rule, legal restraint or prohibition shall be in effect preventing the consummation of the transactions contemplated by this Agreement or the Merger Agreement.

               (ii) Regulatory Consents. (A) The waiting period (and any extension of such period) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and (B) all regulatory approvals from the California, Florida, Ohio and Michigan Insurance Departments and all insurance antitrust approvals shall have been obtained with respect to the transactions contemplated by this Agreement and such approvals shall be in full force and effect.

               (iii) Merger. The Merger shall have been consummated pursuant to the terms of the Merger Agreement.

          (b) Conditions to Obligations of Buyers.

               (i) Representations and Warranties; Performance of Obligations. The representations and warranties of Sellers contained in Section 2 hereof which are qualified by materiality shall be true and correct on and as of the Closing Date as if such


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     representations and warranties were made anew on and as of the Closing
     Date, and all other representations and warranties of Sellers contained in
     Section 2 hereof shall be true and correct in all material respects on and as of the Closing Date. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Sellers on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects. Each Seller shall have delivered to Buyers a certificate signed on behalf of such Seller by a senior executive officer of such Seller to the foregoing effects dated the Closing Date.

          (c) Conditions to Obligations of Sellers.

               (i) Representations and Warranties; Performance of Obligations. The representations and warranties of Buyers contained in Section 3 hereof which are qualified by materiality shall be true and correct on and as of the Closing Date as if such representations and warranties were made anew on and as of the Closing Date, and all other representations and warranties of Buyers contained in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date. All of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by Buyers on or before the Closing Date shall have been duly complied with, performed or satisfied in all material respects. Each Buyer shall have delivered to Sellers a certificate signed on behalf of such Buyer by a senior executive officer of such Buyer to the foregoing effects dated the Closing Date.

     6. TERMINATION

          (a) Termination upon Termination of the Merger Agreement. This Agreement will be automatically terminated without the need for action on the part of any of the parties hereto if the Merger Agreement is terminated.

          (b) Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Sellers and Buyers.

          (c) Termination by Either Sellers or Buyers. This Agreement may be terminated at any time prior the Closing Date by Sellers or by Buyers if the Closing shall not have occurred by December 1, 2007 (the "Expiration Date"); provided, however, that if the Termination Date (as such term is defined in the Merger Agreement) is extended by the parties to the Merger Agreement, then the Expiration Date shall be extended to the same date to which the Termination Date is extended.

          (d) Effect of Termination. In the event of termination of this Agreement pursuant to this Section 6, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto, except for the obligations set forth in Section 4(b) and Section 7 and except that nothing in this Section 6(d) shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement.

     7. GENERAL PROVISIONS

          (a) Notice Provisions.

          Any notice that is required or permitted under this Agreement may be given by personal delivery to the party entitled thereto, by facsimile transmission, by any courier service which guarantees overnight, receipted delivery, or by U.S. Certified or Registered Mail, return receipt requested, addressed to the party entitled thereto, at:


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          If to Sellers:

          Farmers Group, Inc.
          4680 Wilshire Blvd.
          Los Angeles, California  90010
          Fax:  (323) 964-8093
          Attn: Jason Katz, General Counsel and Doren Hohl, Corporate Secretary

          with a copy (which shall not constitute notice) to:

          Willkie Farr & Gallagher
          787 Seventh Avenue
          New York, New York 10019
          Fax:  (212) 728-8111
          Attn: Thomas M. Cerabino

          If to Buyers:

          Farmers Insurance Exchange
          4680 Wilshire Blvd.
          Los Angeles, CA 90010
          Fax:  (323) 930-4266
          Attn: Ronald G. Myhan, Senior Vice President-Finance and Treasurer

          with a copy (which shall not constitute notice) to:

          Lord, Bissell & Brook LLP
          300 S. Grand, Suite 800
          Los Angeles, CA
          Fax:  (213) 485-1200
          Attn: Jonathan F. Bank

          Any notices will be sent to the address or facsimile number when permitted, as specified in this Agreement or to such other address or facsimile number for a party as it may specify in writing to the other parties from time to time. Any notice properly given to the proper address will be deemed to have been given when dispatched.

          (b) Further Acts.

          In addition to the acts recited in this Agreement to be performed by the parties hereto, each party agrees to execute and deliver such additional agreements and documents and take such additional actions as are consistent with the provisions of this Agreement and may be reasonably necessary or appropriate in connection with the transactions contemplated by the Merger Agreement and by this Agreement, as reasonably requested by another party hereto.


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          (c) Amendment.

          No amendment to this Agreement will be valid or binding unless and until reduced to writing and executed by each of the parties hereto.

          (d) Assignment.

          Except as otherwise provided in this Agreement, neither party may assign any of its rights or delegate any of its duties under this Agreement to any Person without the prior written consent of the other parties; provided however, that any party may assign its duties under this Agreement to one or more of its subsidiaries provided the assigning party agrees in writing to remain fully responsible for such delegated duties subsequent to such assignment.

          (e) Merger and Integration; Binding on Successors; No Third Party Beneficiaries.

          This Agreement sets out the entire understanding of the parties with respect to the purchase and sale of the Transferred Shares and supersedes all prior communications, agreements and understandings, whether written or oral, concerning such matters. No party will be liable or bound to any party in any manner by any warranties, representations, or covenants other than those set forth in this Agreement or the Merger Agreement. The terms and conditions of this Agreement will inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement or the Merger Agreement.

          (f) Survival.

          Any provision specifically designated in this Agreement to survive the termination hereof and (unless otherwise expressly provided) any other provision which, by its nature, necessarily may become performable by a party after termination of this Agreement will survive termination of this Agreement.

          (g) Forbearance and Waiver.

          Except where a specific time period is provided hereunder for the exercise of a right or remedy, any party's forbearance in the exercise or enforcement of any right or remedy under this Agreement will not constitute a waiver thereof, and a waiver under one circumstance will not constitute a waiver under any other circumstance.

          (h) Partial Invalidity.

          Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction will not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and will not invalidate or render illegal or unenforceable such provision in any other jurisdiction.


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          (i) Governing Law.

          THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE RIGHTS OF THE PARTIES HEREUNDER WILL BE INTERPRETED, CONSTRUED, AND GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES.

          (j) Construction.

          This Agreement was prepared jointly by the parties, and no rule that it be construed against the drafter will have any application in its construction or interpretation.

          (k) Multiple Counterparts.

          This Agreement may be executed by the parties in multiple original counterparts, and each such counterpart will constitute an original hereof.

            [The remainder of this page is intentionally left blank.]


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          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                              SELLERS:

                              TRUCK UNDERWRITERS ASSOCIATION




                              By:    /s/ F. Robert Woudstra
                                 -----------------------------------------------
                                 Name:   F. Robert Woudstra
                                 Title:  President



                              FIRE UNDERWRITERS ASSOCIATION




                              By:    /s/ F. Robert Woudstra
                                 -----------------------------------------------
                                 Name:   F. Robert Woudstra
                                 Title:  President



                              FGI:

                              FARMERS GROUP, INC.




                              By:    /s/ F. Robert Woudstra
                                 -----------------------------------------------
                                 Name:   F. Robert Woudstra
                                 Title:  President

                              BUYERS:

                              FARMERS INSURANCE EXCHANGE




                              By:      /s/ Ronald G. Myhan
                                 -----------------------------------------------
                                 Name:   Ronald G. Myhan
                                 Title:  Senior Vice President and Treasurer



                              FIRE INSURANCE EXCHANGE




                              By:      /s/ Ronald G. Myhan
                                 -----------------------------------------------
                                 Name:   Ronald G. Myhan
                                 Title:  Senior Vice President and Treasurer



                              TRUCK INSURANCE EXCHANGE




                              By:      /s/ Ronald G. Myhan
                                 -----------------------------------------------
                                 Name:   Ronald G. Myhan
                                 Title:  Senior Vice President and Treasurer



                              MID-CENTURY INSURANCE COMPANY




                              By:      /s/ Ronald G. Myhan
                                 -----------------------------------------------
                                 Name:   Ronald G. Myhan
                                 Title:  Senior Vice President and Treasurer